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PRICING SUPPLEMENT

Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-112249 and 333-112249-01
Pricing Supplement No. 2 Dated May 20, 2004
(To Prospectus dated April 27, 2004, and
Prospectus Supplement dated April 27, 2004)
CUSIP: 02003MAB0
ISIN: US02003MAB00
Common Code: 019355837

Allstate Life Global Funding
Secured Medium Term Notes
Issued Through
Allstate Life Global Funding Trust 2004-2 (the "Trust")

        The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

Principal Amount: $300,000,000	Agent(s) Discount: 0.042%
Issue Price: 100.000%	Original Issue Date: May 27, 2004
Net Proceeds to the Trust: $299,875,000	Stated Maturity Date: May 25, 2007
Funding Agreement Number(s):	FA-41068
Specified Currency:	U.S. Dollars
Interest Payment Dates:	February 25, May 25, August 25 and November 25 in each year
Initial Interest Payment Date:	August 25, 2004
Regular Record Dates:	15 calendar days prior to each Interest Payment Date
Type of Interest Rate:	☐ Fixed Rate ☒ Floating Rate
Fixed Rate Notes:	☐ Yes ☒ No. If, Yes,
Interest Rate:
Floating Rate Notes:	☒ Yes ☐ No. If, Yes,
Regular Floating Rate Notes:	☒ Yes ☐ No. If, Yes,
Interest Rate:	Interest Rate Basis Plus the Spread
Interest Rate Basis(es):	See below
Floating Rate/Fixed Rate Note:	☐ Yes ☒ No. If, Yes,
Floating Interest Rate:
Interest Rate Basis(es):
Fixed Interest Rate:
Fixed Rate Commencement Date:
Inverse Floating Rate Note:	☐ Yes ☒ No. If, Yes,
Fixed Interest Rate:
Floating Interest Rate:

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Interest Rate Basis(es):
Initial Interest Rate, if any:	Interest Rate Basis plus the Spread determined as of the second London banking day preceding the Original Issue Date
Initial Interest Reset Date:	August 25, 2004
Interest Rate Basis(es). Check all that apply:
☐ CD Rate	☐ Commercial Paper Rate
☐ CMT Rate	☐ Eleventh District Cost of Funds Rate
☒ LIBOR	☐ Federal Funds Rate
☐ EURIBOR	☐ Treasury Rate
☐ Prime Rate	☐ Other (See Attached)
If LIBOR:
☐ LIBOR Reuters Page	☒ LIBOR Moneyline Telerate Page
LIBOR Currency: U.S. Dollars
If CMT Rate:
Designated CMT Telerate Page:
If 7052:	☐ Weekly Average
☐ Monthly Average
Designated CMT Maturity Index:
Index Maturity:	Three months
Spread (+/-):	+0.06%
Spread Multiplier:	Not applicable
Interest Reset Date(s):	Each Interest Payment Date
Interest Determination Date(s):	The second London banking day preceding the related Interest Reset Date
Maximum Interest Rate, if any:	Not applicable
Minimum Interest Rate, if any;	Not applicable
Calculation Agent:	J.P. Morgan Trust Company, National Association
Exchange Rate Agent:	Not applicable
Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):
Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):
Amortizing Note:	☐ Yes ☒ No. If, Yes,
Amortizing Schedule:
Additional/Other Terms:

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Discount Note:	☐ Yes ☒ No. If, Yes,
Total Amount of Discount:
Initial Accrual Period of Discount:
Additional/Other Terms:
Redemption Provisions:	☐ Yes ☒ No. If, Yes,
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction (if any):
Redemption:	☐ In whole only and not in part
☐ May be in whole or in part
Additional/Other Terms:
Repayment:	☐ Yes ☒ No. If, Yes,
Repayment Date(s):
Repayment Price:
Repayment:	☐ In whole only and not in part
☐ May be in whole or in part
Additional/Other Terms:
Sinking Fund (not applicable unless specified):
Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):
Securities Exchange Listing:	☐ Yes ☒ No. If Yes, Name of Exchange
Authorized Denominations:	$1,000
Ratings:
The Notes issued under the Program are rated "AA" by Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. and "Aa2" by Moody's Investors Service, Inc.
Agent(s) Purchasing Notes as Principal:	☒ Yes ☐ No. If Yes,
Agent(s)	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$138,000,000
Deutsche Bank Securities Inc.	$54,000,000
J.P. Morgan Securities Inc.	$54,000,000
Credit Suisse First Boston LLC	$15,000,000
Lehman Brothers Inc.	$15,000,000
Banc of America Securities LLC	$6,000,000
Goldman, Sachs & Co.	$6,000,000

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Morgan Stanley & Co. Incorporated	$6,000,000
UBS Securities LLC	$6,000,000

Total:	$300,000,000

Agent(s) Acting as Agent:	☐ Yes ☒ No. If Yes,
Agent(s)	Principal Amount

Total:

Additional/Other Terms: Not applicable

Special Tax Considerations: Interest payable on the Notes will be treated as "qualified stated interest" for United States Federal income tax purposes, as it meets the specified criteria referenced in the prospectus supplement under the heading "United States Federal Income Tax Considerations-U.S. Holders-Floating Rate Notes."

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PRICING SUPPLEMENT
Allstate Life Global Funding Secured Medium Term Notes Issued Through Allstate Life Global Funding Trust 2004-2 (the "Trust")